Exhibit 99.1

AMERI Holdings, Inc. Completes Acquisition of Bellsoft, Inc.
Transaction Reinforces AMERI's Acquisition Strategy & Demonstrates Its Rapid Growth
In The IT Services & Consulting Industry

Princeton, NJ, November 20, 2015 /PRNewsire/ –

Transaction Highlights:
•	Acquisition price of approximately $5 million in cash and AMRH shares, plus the potential for a $1 million earn-out based on revenue and EBITDA performance in 2016 and 2017
•	Bellsoft revenues estimated to be $20 million on an annual basis with adjusted EBITDA margins in the range of 5-10%(1)
•	Bellsoft's client base includes multiple Fortune 100 companies and other blue-chip clients
•	Bellsoft will significantly expand AMERI's geographic presence in the southeastern U.S.
•	Bellsoft adds over 175 highly-trained consultants, bringing AMERI's total resources count to approximately 225
•	Aligns with AMERI's previously announced aggressive acquisition strategy
•	Transaction expected to be immediately accretive to AMERI's earnings and cash flow on an adjusted basis

AMERI Holdings, Inc. (together with its affiliates, "Ameri100" or the "Company") (OTC: AMRH), a technology-management solutions firm that provides digital transformation and enterprise solutions to clients globally, today announced the acquisition of Bellsoft, Inc. ("Bellsoft"), a Lawrenceville, Georgia-based global systems integrator specializing in providing Enterprise Resource Planning (ERP), CRM, business intelligence (BI) and other web-based solutions.  The acquisition will significantly expand Ameri100's service lines and geographic presence in the southeast U.S. market.
"This is a landmark day for Ameri100's customers, partners, and employees across the globe," commented Giri Devanur, Chief Executive Officer of Ameri100.  Mr. Devanur further commented that, "Bellsoft is a well-established firm with 20 years of strategic consulting services to Fortune 100 clients."  The Company believes that with this acquisition it is well positioned to provide additional services in digital transformation and ERP solutions to all of its clients.
Paul Nathan, Executive Vice President of Bellsoft, added that, "Bellsoft and Ameri100 as a combined entity will experience accelerated growth due to a competitive cost structure and superior client offerings.  We are excited to deliver world-class solutions to our clients across the United States and globally."
According to CIO Review magazine, Ameri100 has been identified as one of the "50 most promising IT services companies in the U.S."  With the acquisition of Bellsoft, Ameri100 further demonstrates its commitment to strengthening its capabilities in delivering IT services and products around the world.  The acquisition serves as a critical boost to Ameri100's client acquisition plans and allows the Company to integrate its offshore business model with Bellsoft's US-based operations to create significant synergies.
Bellsoft has historically generated adjusted EBITDA margins in the 5-10% range, but Ameri100 plans to leverage its offshore expertise and seamlessly integrate its hybrid U.S.-based and India-based business model into Bellsoft's operations in order to reduce costs and increase margins over time.  Ameri100 believes that all synergies should be fully realized by the end of fiscal 2016.

Ameri100's Acquisition Strategy
Ameri100 has built a database of potential acquisition targets and is exploring multiple accretive acquisitions that will create value for Ameri100's shareholders.  These targets typically have strong financial health and operating performance, but with operations and employees primarily based in the U.S. expected profit margins for these firms are in the 5-10% range.  As Ameri100 makes acquisitions, its initial consolidated adjusted EBITDA margin could be lower than Ameri100's historical level of 15%, but margins are likely to be back up to Ameri100's historical level over time as operations of the acquired companies get fully integrated.  Ameri100 continues to have a long-term business plan of reaching $100 million in annual revenues through a combination of organic growth and acquisitions.

About AMERI HOLDINGS, Inc.
AMERI Holdings, Inc. is a technology management solutions firm that provides digital transformation and enterprise solutions to its clients globally.  Headquartered in Princeton, New Jersey, with offices in Pune and Bangalore, India, the Company is a global leader in consulting and technology solutions. The Company has combined lean technology innovation and deep business process expertise to exceed client expectations, leveraging an extensive Lean Enterprise Architecture Partnership "LEAP" of over 4,500 technology associates worldwide.  The Company has assisted Global 2000 companies with architecture and technology solutions, enabling customers to transform businesses with the integration of seamless processes.  The Company has continuously invested in innovative solutions such as the Langer Index, SimpleAPO and IBP, which, it believes, have enhanced the competitive advantage of its clients.

About Bellsoft, Inc.
Bellsoft, Inc. is a technology consulting and systems integration company, specializing in implementing the complete suite of products by SAP and Oracle Inc., including JD Edwards.  Bellsoft's current service offerings are in the areas of ERP, BI, and infrastructure and cloud technologies.  Bellsoft is headquartered in Lawrenceville, Georgia with other locations in Dallas, Texas, Toronto, Canada and offshore centers in Chennai and Mumbai, India.

Safe Harbor Statement
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Ameri100 and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Ameri100's financial and growth projections as well as statements concerning our plans, predictions, estimates, strategies, intentions, beliefs and other information concerning our business and the markets in which we operate. The future performance of Ameri100 may be adversely affected by the following risks and uncertainties: the level of market demand for our services, the highly-competitive market for the types of services that we offer, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, currency fluctuations and market conditions around the world, and other risks not specifically mentioned herein but those that are common to industry. For a more detailed discussion of these factors and risks, investors should review Ameri100's reports on Form 8-K and other reports filed with the Securities and Exchange Commission, which can be accessed through the SEC's website. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Ameri100 undertakes no duty to update this information to reflect future events, information or circumstances.

(1)	Adjusted EBITDA is a commonly used non-GAAP financial measure and is defined as "earnings before interest, taxes, depreciation, and amortization."

Investor Contacts:
Carlos Fernandez
carlos.fernandez@ameri100.com

Ameri Holdings, Inc. 100 Canal Pointe Blvd., Suite 108 Princeton, NJ 08540 (732) 243-9250 www.ameri100.com	Bellsoft, Inc. 3545 Cruse Road, Suite 102 Lawrenceville, GA 30044 (888) 545-7639 www.bellsoftinc.com